Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

July 27, 2026

Polar Power, Inc.
249 E. Gardena Boulevard

Gardena, California 90248

Ladies and Gentlemen:

We have acted as counsel to Polar Power, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 to which this opinion is filed as an exhibit (the “Registration Statement”), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholder listed therein of up to an aggregate of 18,341,893 shares (the “Shares”) of common stock, $0.0001 par value per share of the Company (the “Common Stock”), that may be issued and sold pursuant to that certain common stock purchase agreement (“CSPA”) dated as of July 27, 2026 by and between the Company and Roth Principal Investments, LLC (“RPI”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the CSPA, and certain other agreements relating to the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation, as amended, bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the CSPA, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP